UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

October 26, 2016
Date of Report (Date of earliest event reported)

Arch Capital Group Ltd.
(Exact name of registrant as specified in its charter)

Bermuda	0-26456	N/A
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Waterloo House, Ground Floor, 100 Pitts Bay Road, Pembroke HM 08, Bermuda
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:
(441) 278-9250

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[     ]           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[     ]           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[     ]           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17 CFR 240.14d-2(b))
[     ]           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17 CFR 240.13e-4(c))

ITEM 1.01         Entry into a Material Definitive Agreement.

On October 26, 2016, Arch Capital Group Ltd. (the “ACGL”) and certain of its subsidiaries (such subsidiaries are referred to as “Designated Subsidiary Borrowers” and, together with ACGL, the “Borrowers”), entered into a Second Amended and Restated Credit Agreement (the “Credit Agreement”) with Bank of America, N.A., as Administrative Agent, Fronting Bank and L/C Administrator, and the lenders party thereto.  The Credit Agreement amends and restates the existing credit agreement, dated as of June 30, 2014, of the Borrowers.

The Credit Agreement provides for a $350 million secured facility for letters of credit (the “Tranche A Facility”) and $500 million unsecured facility for revolving loans and letters of credit (the “Tranche B Facility”).  Obligations of each Designated Subsidiary Borrower under the Tranche A Facility are secured by cash and eligible securities of such Designated Subsidiary Borrower held in collateral accounts.  Subject to the receipt of commitments, the Tranche A Facility may be increased by up to an aggregate of $350 million, and the Tranche B Facility may be increased to an amount not to exceed $750 million. ACGL has a one-time option to convert any or all outstanding revolving loans of ACGL and/or Arch Capital Group (U.S.) Inc. (“ACUS”) to term loans with the same terms as the revolving loans except that any prepayments may not be reborrowed.  ACUS guarantees the obligations of ACGL, and ACGL guarantees the obligations of ACUS.

The commitments under the Credit Agreement will expire on October 26, 2021, and all loans then outstanding under the Credit Agreement must be repaid.  Letters of credit issued under the Credit Agreement will not have an expiration date later than October 26, 2022.

Under the Tranche A Facility, the letter of credit fee is 0.40% per annum and the commitment fee is 0.125% per annum.  Under the Tranche B Facility, the interest rate for loans, the letter of credit fee and the commitment fee are per a schedule based on ACGL’s long-term debt ratings.

The Credit Agreement contains customary representations and warranties, conditions to credit extensions, affirmative and negative covenants, and events of default.  Each Designated Subsidiary Borrower (other than ACUS and any borrower whose principal business is mortgage insurance) is required to maintain a financial strength rating of at least “B++” by A.M. Best Company, Inc. or “BBB+” from S&P.  In addition, ACGL is required to comply with a maximum consolidated leverage ratio covenant, and each of ACGL, Arch Reinsurance Company and Arch Reinsurance Ltd. is required to comply with a minimum consolidated tangible net worth covenant.

The foregoing is a summary of certain terms of the Credit Agreement, and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report and is incorporated herein by reference.

ITEM 2.03         Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information in Item 1.01 of this Current Report is incorporated by reference.

ITEM 9.01         Exhibits.

See exhibit index.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  October 26, 2016

ARCH CAPITAL GROUP LTD. By: /s/ Mark D. Lyons Name: Mark D. Lyons Title: Executive Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION
10.1
Second Amended and Restated Credit Agreement, dated as of October 26, 2016, by and among Arch Capital Group Ltd., certain of its subsidiaries as subsidiary borrowers, Bank of America, N.A., as Administrative Agent, Fronting Bank and L/C Administrator, and the lenders party thereto.